EXHIBIT 99.1

GLOBAL ENTERTAINMENT HOLDINGS COMPLETES SALE OF LITFUNDING USA, INC.

April 8, 2008

Los Angeles, California

Global Entertainment Holdings, Inc. (the “Company”) a publicly traded film production Company (OTC Bulletin Board: GBHL) announced the sale of its wholly owned subsidiary, LitFunding USA, Inc. to Iscom, Inc.  The terms of the sale consist of the assumption of all of LitFunding’s debt and the potential to participate in future revenues derived from the collection of advances made to various attorneys.

The Company’s CEO, Gary Rasmussen stated.  “The sale of this subsidiary represents essentially all of the old business operations of LitFunding, its assets and significant liabilities.  Our new focus will be the development, financing and production of motion pictures for worldwide release, which will be conducted through its wholly owned subsidiary, Global Universal Film Group, Inc.”

Mr. Rasmussen further commented.  ”This means that our public company has divested itself of over $800,000 in liabilities, while preserving a potentially lucrative participation in the potential revenues from our former business as the receivables are eventually collected.  The Company has achieved a milestone in cleaning up our balance sheet and will allow us an opportunity to leverage our improved financial condition to develop and produce quality films that are cost effective and highly profitable.”

Global Entertainment Holdings, Inc. is a reporting, public Company trading on the OTCBB under the symbol, GBHL.  The Company’s goal is to build a global entertainment organization through internal growth and acquisitions.  Global Entertainment Holdings, through its wholly owned subsidiary, Global Universal Film group, Inc. (www.globaluniversal.com) is in the process of developing and financing a slate of several motion pictures utilizing a combination of tax incentives, co-production treaties and pre-sales of selected territories.  Global Universal’s films will be produced as feature-length films, with recognizable star names, for worldwide release.  GBHL, through another wholly owned subsidiary, You’ve Got The Part, Inc. (www.youvegotthepart.com), is capitalizing on the current popularity of Hollywood and reality based programming.  For further information on the Company and/or the publicly traded stock, contact Worldwide Financial Solutions: wfsolutions@gmail.com or (765) 780-0915.

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements contain words such as "expects," "believes," "anticipates" and "intends." Important risk factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, economic conditions affecting the collection of advances and fees associated with the Company’s former core business operations; the ability of Global Entertainment Holdings and its subsidiary, Global Universal Film Group, to achieve their business goals and profitability, as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future; and the company's ability to finance its planned film production efforts. Such statements are subject to a number of assumptions, risks and uncertainties that are disclosed from time to time in the company's reports filed with the Securities and Exchange Commission. The company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in management's expectations, except as required by law.

Contact:

Global Entertainment Holdings, Inc.

888-887-4449

SOURCE: Global Entertainment Holdings, Inc.